As filed with the Securities and Exchange Commission on July 18, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENELABS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

California	94-3010150
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

505 Penobscot Drive
Redwood City, California 94063
(650) 369-9500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

JAMES A.D. SMITH
President and Chief Executive Officer
Genelabs Technologies, Inc.
505 Penobscot Drive
Redwood City, California 94063
(650) 369-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

BRETT D. WHITE, ESQ.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate Offering	Registration
Securities to be Registered	to be Registered(1)	Price per Share(2)	Price(2)	Fee
Common Stock, no par value	8,571,421	$1.25	$10,714,276	$1,146.43

(1)	Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low sales prices of the registrant’s common stock on July 13, 2006, as reported on the Nasdaq Capital Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 18, 2006

PROSPECTUS

8,571,421 Shares

GENELABS TECHNOLOGIES, INC.

Common Stock

This prospectus relates to the disposition from time to time of up to 8,571,421 shares of our outstanding common stock in the aggregate, including 2,448,974 shares of our common stock issuable upon the exercise of warrants, which are held by the selling shareholders named in this prospectus.

The selling shareholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 9. We will not be paying any underwriting discounts or commissions in this offering.

The common stock is traded on the Nasdaq Capital Market under the symbol “GNLB.” On July 17, 2006, the reported closing price of the common stock was $1.27 per share.

An investment in the shares offered hereby involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          .

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling shareholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference into this prospectus, before making an investment decision.

GENELABS TECHNOLOGIES, INC.

Genelabs Technologies, Inc. is a biopharmaceutical company engaged in the discovery and development of pharmaceutical products to improve human health. Our business objective is to develop a competitive advantage by focusing on drug targets for which we can rapidly optimize lead compounds, with the goal of developing drugs with significant market potential. In our drug discovery programs, which are presently concentrated on new treatments for infection with the hepatitis C virus, or HCV, we seek to identify compounds that have a distinct advantage over potential competitive compounds in potency, safety, and/or pharmacokinetic properties, with a goal of achieving “best-in-class” status. In addition, two separate development-stage projects have the potential to achieve “first-in-class” status: Prestaratm (prasterone), an investigational drug for systemic lupus erythematosus, referred to as SLE or lupus, and an investigational vaccine for hepatitis E virus, or HEV, that is being developed by GlaxoSmithKline under a license from us.

In addition to these primary programs focused on drug discovery and development, we have established a portfolio of patents and patent applications based on inventions arising from our other research and development activities. We have granted licenses to third parties under our intellectual property portfolio, including under patents covering the hepatitis E virus, hepatitis G virus and a nucleic acid amplification technology known as LADA, and we may seek to grant additional licenses under these or other patents we own.

Because none of our products have been approved by regulatory authorities, we may not be able to generate significant revenue or attain profitability. Since our inception, we have not generated any product sales from our drug discovery and development efforts and we have a history of significant losses. Given that we expect to incur substantial net losses to develop our potential products, it is unclear when, if ever, we will become profitable. Further, we may not be able to maintain our listing on the Nasdaq Capital Market. See “Risk Factors” for a full discussion of these and other risks relating to our business and owning our capital stock.

We were incorporated in California in 1985. Our principal executive offices are located at 505 Penobscot Drive, Redwood City, California 94063, and our main telephone number is (650) 369-9500. Our Web site is located on the world wide web at “genelabs.com.” We do not incorporate by reference into this prospectus the information on our Web site, and you should not consider it as part of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors described below, and all other information contained in or incorporated by reference in this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

Risks Related to Genelabs

We have received a delisting notice from Nasdaq because we have not met the standards for continued listing on the Nasdaq quotation system, and if we are delisted the value of your investment in Genelabs may substantially decrease.

To remain listed on the Nasdaq Capital Market we must have a market value of at least $35 million or at least $2.5 million in shareholders’ equity. To date in 2006, our market value has fluctuated between approximately $14 million and approximately $41 million. In our most recent Quarterly Report on Form 10-Q, filed for the period ended March 31, 2006, our shareholders’ equity was a deficit of $0.8 million. Based on these factors, the Nasdaq Stock Market sent us a delisting notice, which we appealed to a listing qualifications panel. The listings qualification panel will make a decision about whether our stock remains listed on the Nasdaq Capital Market. Although we have provided the listings qualification panel with a forecast of our balance sheet as of June 30, 2006, showing that we expect our shareholders’ equity to be above $2.5 million, we may still be delisted because we did not meet the continued listing standards at the time of receipt of the delisting notice. We may also be delisted because we may not have satisfied the panel that we will be able to sustain compliance with Nasdaq’s continued listing criteria. Even if the listing qualifications panel decides that we will not be delisted and that we can continue to be traded on the Nasdaq Capital Market, the panel may impose conditions upon our continued listing that we may be unable to meet. Delisting from the Nasdaq Capital Market would adversely affect the trading price of our common stock, significantly limit the liquidity of our common stock and impair our ability to raise additional funds.

The lease for our facilities expires in November and we may not have the facilities to continue our operations.

The lease for the facilities housing nearly all of our operations expires in November 2006. We may be unable to obtain an extension or renewal of the lease on acceptable terms, or at all. If we are unable to remain on our current premises, we may be unable to obtain alternative facilities and we may be unable to fully relocate our operations before termination of our current lease, thereby incurring a significant interruption in our business operations. Any relocation would result in substantial disruption of our operations and diversion of management and staff away from our core business activities. The terms for the existing or any new premises may require higher rent, advance payments, deposits or other terms disadvantageous to us.

Our collaborations may fail.

We have entered into collaborations with Novartis, Gilead, GlaxoSmithKline, Watson, Tanabe and other companies and we may enter into future collaborations with these or other companies. Our collaborators may breach their contracts, or our collaborators may not diligently and successfully develop and commercialize the results of the research. Alternatively, our collaborators may elect not to extend or augment the collaborations. In this regard, Novartis and/or Gilead may not continue to fund our research beyond their obligations in the research contracts, and GlaxoSmithKline may choose not to continue developing the hepatitis E vaccine which it has been developing under a license from us.

We are dependent on our collaborators to successfully carry out preclinical and clinical development, to obtain regulatory approvals, and/or to market and sell any products arising from the research and/or development conducted by us or the collaborator. Factors which may cause our collaborators to fail in these efforts include: problems with toxicity, bioavailability or efficacy of the product candidate, difficulties in manufacture, problems in satisfying regulatory requirements, emergence of competitive product candidates developed by the collaborator or by others, insufficient commercial opportunity, problems the collaborators may have with their own contractors, lack of patent protection for our product candidates or claims by others that it infringes their patents or other intellectual property rights.

Collaboration on a project also may result in disputes with the collaborator over the efforts by us and/or the collaborator, the achievement of milestones or rights to intellectual property. If we fail to perform all of our obligations, our collaborators may withhold further funding, seek to seize control over our intellectual property and other assets, and/or assert claims for damages against us. In the course of the collaboration our collaborator may obtain know-how which enables it to compete with us in the same area of research and/or development. Because research and development results are unpredictable, we and our collaborators may not achieve any of the milestones in the collaboration agreements.

Our research programs are in an early stage and may not successfully produce commercial products.

Pharmaceutical discovery research is inherently high-risk because of the high failure rate of projects. To date, our pharmaceutical research has been focused on a limited number of targets for which no or few commercial drugs have been successfully developed. Our projects may fail if, among other reasons, the compounds being developed fail to meet criteria for potency, toxicity, pharmacokinetics, manufacturability, intellectual property protection and freedom from infringement, or other criteria; if others develop competing therapies; or if we fail to make progress due to lack of resources or access to enabling technologies. Genelabs’ product candidates, other than Prestaratm, are in an early stage of research. All of our research projects may fail to produce commercial products.

If Genelabs discovers compounds that have the potential to be drugs, public information about our research success may lead other companies with greater resources to focus more efforts in areas similar to ours. Genelabs has limited human and financial resources. Creation of the type of compounds we seek to discover requires sophisticated and expensive lab equipment and facilities, a team of scientists with advanced scientific knowledge in many disciplines such as chemistry, biochemistry and biology, and time and effort. Large pharmaceutical companies have access to the latest equipment and have many more personnel available to focus on solving particular research problems, including those that Genelabs is investigating. Therefore, even if our research programs are successful, we may have a competitive disadvantage.

We may not be profitable in the near future or at all and in order to carry out our business plans we will require additional funds which may not be available.

We have incurred losses each year since our inception and have accumulated approximately $229 million in net losses through December 31, 2005, including a net loss of $10.8 million for the year ended December 31, 2005. We may never be profitable and our revenues may never be sufficient to fund operations. We presently estimate that our current cash resources are adequate to fund our current operations for at least the next two years. Thereafter, we will require additional capital to carry out our business plans and clinical trials if we decide to pursue FDA approval for Prestaratm without a collaborator.

Additional funds for our research and development activities may not be available on acceptable terms, if at all. The unavailability of additional funds could delay or prevent the development of some or all of our products and technologies, which would have a material adverse effect on our business, financial condition and results of operations.

If third parties on whom we rely do not perform as contractually required or expected, we may not be able to obtain regulatory approval for or commercialize our product candidates.

As part of our process of conducting drug discovery research and clinical trials we rely on third parties such as medical institutions, pre-clinical and clinical investigators, contract laboratories and contract research organizations to participate in the conduct of our clinical trials. We also rely on contract manufacturers for supply of active ingredients and formulated material for use in preclinical and clinical development. We depend on Novartis, Gilead and GlaxoSmithKline to conduct preclinical and clinical development, to obtain regulatory approval and to manufacture and commercialize our product candidates. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our preclinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates.

The results of our clinical trial of Prestaratm, Genelabs’ drug candidate for systemic lupus erythematosus, were not positive, substantially decreasing the probability that Prestaratm will ever be approved for marketing and thus diminishing our business prospects.

In order to satisfy conditions set by the U.S. Food and Drug Administration, or FDA, we conducted a Phase III clinical trial of Prestaratm on women with lupus taking glucocorticoids using bone mineral density as the trial’s primary endpoint. Prestaratm is a pharmaceutical formulation containing highly purified prasterone, the synthetic equivalent of dehydroepiandrosterone or DHEA, a naturally occurring hormone. This clinical trial did not demonstrate a statistically significant difference between the bone mineral density of the group of patients taking Prestaratm and the group taking placebo. Additionally, the trial was not powered to demonstrate, and in fact did not demonstrate, a statistically significant benefit in secondary endpoints such as amelioration of lupus symptoms.

Because our clinical trial did not meet its primary endpoint, the FDA will not approve Prestaratm without another Phase III clinical trial. It may not be possible to design and implement a trial that would successfully provide results sufficient to obtain FDA approval for Prestaratm, and Genelabs currently does not have the funds to conduct such a trial.

Our outside suppliers and manufacturers for Prestaratm are subject to regulation, including by the FDA, and if they do not meet their commitments, we would have to find substitute suppliers or manufacturers which could delay supply of product to the market.

Regulatory requirements applicable to pharmaceutical products tend to make the substitution of suppliers and manufacturers costly and time consuming. We rely on a single supplier of prasterone, the active ingredient in Prestaratm, and we rely on a single finished product manufacturer, Patheon Inc., for production of Prestaratm capsules and for packaging. The disqualification of a supplier or manufacturer through their failure to comply with regulatory requirements could negatively impact our business because of delays and costs in obtaining and qualifying alternate suppliers. We have no internal manufacturing capabilities for pharmaceutical products and are entirely dependent on contract manufacturers and suppliers for the manufacture of our drug candidates. Genelabs and our North American collaborator, Watson, previously arranged for the manufacture of quantities of Prestaratm and its active ingredient in anticipation of possible marketing approval. This inventory has exceeded its initial expiration date, although the expiration date of the active ingredient may be extended if it successfully passes re-testing.

The following could harm our ability to manufacture Prestaratm:

•	the unavailability at reasonable prices of adequate quantities of the active ingredient or intermediates;

•	the loss of a supplier’s or manufacturer’s regulatory approval;

•	the failure of a supplier or manufacturer to meet regulatory agency pre-approval inspection requirements;

•	the failure of a supplier or manufacturer to maintain compliance with ongoing regulatory agency requirements;

•	the inability to develop alternative sources in a timely manner or at all;

•	inability or refusal of the manufacturers to meet our needs for any reason, such as loss or damage to facilities or labor disputes;

•	manufacture of product that is defective in any manner; and

•	competing demands on the contract manufacturer’s capacity, for example, shifting manufacturing priorities to their own products or more profitable products for other customers;

We may be unable to obtain patents or protect our intellectual property rights, or others could assert their patents against us.

Agency or court proceedings could invalidate our current patents, or patents that issue on pending applications. Our business would suffer if we do not successfully defend or enforce our patents, which would result in loss of proprietary protection for our technologies and products. Patent litigation may be necessary to enforce patents to determine the scope and validity of our proprietary rights or the proprietary rights of another.

The active ingredient in Prestaratm is prasterone, more commonly known as dehydroepiandrosterone, or DHEA. DHEA is a compound that has been in the public domain for many years. Although we have an issued U.S. patent on the specific polymorphic form of DHEA we have used in our formulation of prasterone, we do not believe it is possible to obtain patent protection for the base chemical compound anywhere in the world. Genelabs licensed two United States patents covering uses of DHEA in treating lupus from Stanford University in 1993. The Stanford patents expire in 2012 and 2013, and the license expires when the patents expire. In addition, we have filed patent applications covering additional uses for Prestaratm and various pharmaceutical formulations and intend to file additional applications as appropriate. We have filed patent applications covering compounds from our HCV drug discovery programs; however, none of these HCV applications have issued. A number of patents have issued to Genelabs covering our drug discovery technologies and methods related to selective regulation of gene expression and the control of viral infections. A number of patent applications are pending.

If another company successfully brings legal action against us claiming our activities violate, or infringe, their patents, a court may require us to pay significant damages and prevent us from using or selling products or technologies covered by those patents. Others could independently develop the same or similar discoveries and may have priority over any patent applications Genelabs has filed on these discoveries. Prosecuting patent priority proceedings and defending litigation claims can be very expensive and time-consuming for management. In addition, intellectual property that is important for advancing our drug discovery efforts or for uses for the active ingredient in Prestaratm owned by others might exist now or in the future. We might not be able to obtain licenses to a necessary product or technology on commercially reasonable terms, or at all, and therefore, we may not pursue research, development or commercialization of promising products.

We may be unable to attract or retain key personnel.

Our ability to develop our business depends in part upon our attracting and retaining qualified management and scientific personnel. As the number of qualified personnel is limited, competition for such staff is intense. We may not be able to continue to attract or retain such people on acceptable terms, given the competition for those with similar qualifications among biotechnology, pharmaceutical and healthcare companies, universities and nonprofit research institutions. The loss of our key personnel or the failure to recruit additional key personnel could significantly impede attainment of our objectives and harm our financial condition and operating results. Additionally, recent and proposed laws, rules and regulations increasing the liability of directors and officers may make it more difficult to retain incumbents and to recruit for these positions.

Our facilities are located near an earthquake fault, and an earthquake could disrupt our operations and adversely effect results.

All of our operations are conducted in a single facility built on landfill in an area of California near active geologic faults which historically have caused major earthquakes from time to time. The office park where the facility is located is approximately at sea level behind levees sheltering the buildings from the San Francisco Bay. In the event of a significant earthquake, we could experience significant damage and business interruption. We currently have insurance coverage for earthquake and flood damage, including business interruption coverage due to those events, with limits of $5 million and subject to a deductible which currently is approximately $1.6 million. There is no assurance that earthquake or flood insurance will continue to be available at a cost that is acceptable to us or that such insurance will be adequate to reimburse our losses.

Industry Risks

Our activities involve hazardous materials and improper handling of these materials by our employees or agents could expose us to significant legal and financial penalties.

Our research and development activities involve the controlled use of hazardous materials, including infectious agents, chemicals and various radioactive compounds. Our organic chemists use solvents, such as chloroform, isopropyl alcohol and ethanol, corrosives such as hydrochloric acid and highly flammable materials, some of which are pressurized, such as hydrogen. We use radioactive compounds in small quantities under license from the State of California, including Carbon(14), Cesium(137), Chromium(51), Hydrogen(3), Iodine(125), Phosphorus(32), Phosphorus(33) and Sulfur(35). Our biologists use biohazardous materials, such as bacteria, fungi, parasites, viruses and blood and tissue products. We also handle chemical, medical and radioactive waste, byproducts of our research, through licensed contractors. As a consequence, we are subject to numerous environmental and safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Federal, state and local governments may adopt additional laws and regulations affecting us in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, current or future laws or regulations.

Although we believe that our safety procedures for using, handling, storing and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, state or federal authorities may curtail our use of these materials and we could be liable for any civil damages that result, the cost of which could be substantial. Further, any failure by us to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous chemicals or hazardous, infectious or toxic substances could subject us to significant liabilities, including joint and several liability under state or federal statutes. We do not specifically insure against environmental liabilities or risks regarding our handling of hazardous materials. Additionally, an accident could damage, or force us to shut down, our research facilities and operations.

We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage against potential liabilities in order to protect ourselves against product liability claims.

Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. We may become subject to product liability claims if someone alleges that the use of our products injured subjects or patients. This risk exists for products tested in human clinical trials as well as products that are sold commercially. Although we currently have insurance coverage in amounts that we believe are customary for companies of our size and in our industry and sufficient for risks we typically face, including general liability insurance of $6 million, we may not be able to maintain this type of insurance in a sufficient amount. We currently maintain $5 million of product liability insurance for claims arising from the use of our products in clinical trials. In addition, product liability insurance is becoming increasingly expensive. As a result, we may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities which could harm our business by requiring us to use our resources to pay potential claims.

Risks Relating to Owning Our Stock

Because our stock is volatile, the value of your investment in Genelabs may substantially decrease.

The market price of our common stock, like the stock prices of many publicly traded biopharmaceutical companies, has been and will probably continue to be highly volatile. Between January 1, 2005 and December 31, 2005, the price of our common stock fluctuated between $6.15 and $1.70 per share, as adjusted for the reverse-split. Between January 1, 2006 and June 30, 2006, the price of our common stock fluctuated between $2.55 and $0.70 per share. In addition to the factors discussed in this Risk Factors section, a variety of events can impact the stock price, including the low percentage of institutional ownership of our stock, which contributes to lack of stability for the stock price. The availability of a large block of stock for sale in relation to our normal trading volume could also result in a decline in the market price of our common stock.

In addition, numerous events occurring outside of our control may also impact the price of our common stock, including:

•	progress of our products through the regulatory process;

•	results of preclinical studies and clinical trials;

•	announcements of technological innovations or new products by us or our competitors;

•	government regulatory actions affecting our products or our competitors’ products in the United States or foreign countries;

•	developments or disputes concerning patent or proprietary rights;

•	actual or anticipated fluctuations in our operating results;

•	changes in our financial estimates by securities analysts;

•	general market conditions for emerging growth, biotechnology and pharmaceutical companies;

•	broad market fluctuations; and

•	economic conditions in the United States or abroad.

Because the average daily trading volume of our common stock is low, your ability to sell your shares in the secondary trading market may be limited.

Because the average daily trading volume of our common stock is low, the liquidity of our common stock may be impaired. As a result, prices for shares of our common stock may be lower than might otherwise prevail if the average daily trading volume of our common stock was higher. The average daily trading volume of our common stock may be low relative to the stocks of exchange-listed companies, which could limit your ability to sell your shares in the secondary trading market.

Sales of a substantial number of shares of our common stock in the public market, including the shares offered under this Prospectus, could lower our stock price and impair our ability to raise funds in new stock offerings.

Future sales of a substantial number of shares of our common stock in the public market, including the shares to be offered under this prospectus and shares available for resale under Rule 144(k) under the Act, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise additional capital through the sale of equity securities.

We may incur significant costs from class action litigation.

In the past, following periods of large price declines in the public market price of a company’s stock, holders of that stock occasionally have instituted securities class action litigation against the company that issued the stock. If any of our shareholders were to bring this type of lawsuit against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. The lawsuit also could divert the time and attention of our management, which would hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

Exercise of outstanding options and warrants will dilute shareholders and could decrease the market price of our Common Stock.

As of June 30, 2006, we had issued and outstanding 24,049,534 shares of Common Stock and outstanding options and warrants to purchase 5,791,880 additional shares of Common Stock. The existence of the outstanding options and warrants may adversely affect the market price of our Common Stock and the terms under which we could obtain additional equity capital.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our Common Stock.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our Common Stock must come from increases in the fair market value and trading price of our Common Stock.

We may issue additional equity securities, which would dilute your share ownership.

In the future, we may issue additional equity securities to raise capital and our stock option and warrant holders may exercise all or some of the options and warrants that are outstanding or may be outstanding. These additional issuances would dilute your share ownership.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information we incorporate by reference, contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, which are subject to the “safe harbor” created therein, including those statements which use any of the words “may,” “will,” “anticipates,” “estimates,” “intends,” “believes,” “expects,” “plans,” “potential,” “seeks,” “goal,” “objective,” and similar expressions. These forward-looking statements include, among others, statements regarding:

•	our ability to remain listed on the Nasdaq Capital Market;

•	plans, programs, progress, and potential success regarding our collaborators and licensees, including Novartis Institutes for BioMedical Research, Inc. for non-nucleoside compounds targeting hepatitis C virus, Gilead Sciences, Inc. for nucleoside compounds targeting hepatitis C virus, GlaxoSmithKline for hepatitis E vaccine, and, for Prestara, Watson Pharmaceuticals, Inc., Genovate Biotechnology Co., Ltd., and Tanabe Seiyaku Co., Ltd.;

•	our ability, or our collaborators’ ability, to achieve any of the milestones contained in our agreements;

•	plans, programs, progress, and potential success regarding our research efforts, including our ability to identify compounds for preclinical development and the success of any such preclinical development efforts in our hepatitis C and other research programs;

•	further actions or developments relating to Prestaratm (prasterone), our investigational drug for lupus, and its New Drug Application;

•	our future cash resources, expenditures and our ability to obtain additional funding for our business plans; and

•	the securing and defense of intellectual property rights important to our business.

All statements in this prospectus that are not historical are forward-looking statements and are subject to risks and uncertainties, including those set forth in the Risk Factors section. Among these are the risks that we may be delisted from the Nasdaq Capital Market, that our research programs may fail, that problems with our manufacturers or collaborators may negatively impact their or our research, clinical trials or product manufacture, development or marketing, that our attempts to license our technologies to others may fail and that clinical trials of Prestaratm or similar formulations of prasterone are abandoned, delayed, or have results that are negative, inconclusive or not usable to support regulatory approval, that the U.S. Food and Drug Administration, or FDA, and foreign authorities may delay or deny approval of Prestaratm. These as well as other factors may also cause actual results to differ materially from those projected and expressed or implied in these statements. We assume no obligation to update any such forward-looking statement for subsequent events. The risks and uncertainties under the captions “Risk Factors” contained herein, among other things, should be considered in evaluating our prospects and future financial performance. All forward-looking statements included in this registration statement are made as of the date hereof.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares by the selling shareholders pursuant to this prospectus.

A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. Upon any exercise of the warrants for cash, the selling shareholders would pay us the exercise price of the warrants. The cash exercise price of the warrants is $1.42 per share of our common stock. Under certain conditions set forth in the warrants, the warrants are exercisable on a cashless basis. If the warrants are exercised on a cashless basis, we would not receive any cash payment from the selling shareholders upon any exercise of the warrants.

SELLING SHAREHOLDERS

On June 30, 2006, we issued 6,122,447 shares of common stock and warrants to purchase an additional 2,448,974 shares in a private placement to certain shareholders. Pursuant to Securities Purchase Agreements related to this private placement, we agreed to file a registration statement of which this prospectus is a part with the Securities and Exchange Commission to register the disposition of the shares of our common stock we issued and shares of common stock underlying the exercise of warrants, and to keep the registration statement effective until the earlier of (a) June 30, 2008, (b) such time as all such shares have been sold by the selling shareholders, or (c) the date upon which all of the shares, and the shares issuable upon the exercise of the warrants, assuming net exercise of the warrants pursuant to the provisions hereof, may be sold in any three month period in reliance on Rule 144. None of the selling shareholders have any position, office or material relationship with Genelabs.

The warrants issued to the purchasers in the private placement are immediately exercisable at an exercise price of $1.42 per share, and expire June 29, 2011. Pursuant to conditions set forth in the warrants, the warrants are exercisable on a cashless basis. If certain changes occur to our capitalization, such as a stock split or stock dividend of the common stock, then the exercise price and number of shares issuable upon exercise of the warrants will be adjusted appropriately.

We have included the shares issuable upon exercise of the warrants to the selling shareholders in this prospectus and related registration statement.

The following table sets forth:

•	the name of each of the selling shareholders;

•	the number of shares of our common stock beneficially owned by each such selling shareholder prior to this offering;

•	the percentage (if one percent or more) of common stock owned by each such selling shareholder prior to this offering;

•	the number of shares of our common stock being offered pursuant to this prospectus;

•	the number of shares of our common stock owned upon completion of this offering; and

•	the percentage (if one percent or more) of common stock owned by each such selling shareholder after this offering.

This table is prepared based on information supplied to us by the selling shareholders, and reflects holdings as of June 30, 2006. As used in this prospectus, the term “selling shareholder” includes each of the selling shareholders listed below, and any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling shareholder may offer under this prospectus. The selling shareholder may sell some, all or none of its shares. We do not know how long the selling shareholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. The percentage of shares beneficially owned prior to the offering is based on 24,049,534 shares of our common stock actually outstanding as of June 30, 2006.

	Shares of Common Stock Beneficially Owned Prior to Offering(1)		Number of Shares	Shares of Common Stock Beneficially Owned After Offering
Security Holder	Number	Percent	Being Offered(2)	Number	Percent

Camofi Master LDC	714,285	2.88%	714,285	0	*
DEF Associates N.V.	952,380	3.81%	952,380	0	*
First Eagle Value in Biotechnology Master Fund Ltd.(3)	585,690	2.38%	476,190	109,500	*
Fort Mason Master, LP(1)	1,904,762	7.92%	2,666,666	0	*
Merlin BioMed Long Term Appreciation, LP	275,765	1.13%	166,665	109,100	*
Merlin BioMed Offshore Master Fund	500,423	2.04%	309,523	190,900	*
Merlin Nexus II, LP(1)	1,209,507	4.99%	1,428,571	0	*
RA Capital Biotech Fund, LP	1,142,856	4.54%	1,142,856	0	*
RAQ, LLC(3)	190,475	*	190,475	0	*
Valesco Healthcare Master Fund, L.P.(3)	523,810	2.13%	523,810	0	*

*	Represents less than 1%.

(1)	Each of the warrants contain a provision that does not permit the selling shareholder to exercise the warrant if, by exercise, the selling shareholder would beneficially own, together with all other shares held by the selling shareholder, in excess of 4.99% of our common stock. As a result, any shares that may not be acquired by the selling shareholder pursuant to this term of the warrant are not reflected as beneficially owned by the selling shareholder. The selling shareholders may waive this provision upon 61 days prior notice to us.

(2)	Includes of shares of common stock issuable upon exercise of a warrant representing 40% of shares purchased, or warrant shares. For the purposes hereof, we assume the issuance of all common shares and warrant shares.

(3)	The selling shareholder has identified itself as an affiliate of a registered broker-dealer. The selling shareholder has represented to us that it purchased the shares in the ordinary course of its business and for its own account and, at the time of purchase, with no intention of distributing any of such shares or any arrangement or understanding with any other persons regarding the distribution of such shares.

PLAN OF DISTRIBUTION

The selling shareholders may sell the shares offered by this prospectus. The selling shareholders, including their donees, pledgees, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the selling shareholders gift, pledge or otherwise transfer the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling shareholders under this prospectus.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account under this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	“at the market” or through market makers or into an existing market for the shares;

•	short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise, after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

In connection with the sale of the shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the shares offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any broker-dealers that act in connection with the sale of securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement that includes this prospectus effective until the earliest of (1) June 30, 2008, (2) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, and (3) the date upon which all of the shares and the shares of common stock issuable upon the exercise of the warrants, assuming net exercise of the warrants pursuant to the provisions thereof, may be sold in any three month period in reliance on Rule 144.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Cooley Godward LLP, Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file electronically with the Securities and Exchange Commission our annual reports on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. We make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. You can also request copies of such documents by contacting our Investor Relations Department at 650-562-1424 or sending an email to investorinfo@genelabs.com. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Genelabs. The SEC’s Internet site can be found at http://www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of this prospectus but before the end of any offering made under this prospectus. The SEC file number for the documents incorporated by reference in this prospectus is 0-19222. We incorporate by reference the following information that has been filed with the SEC:

•	our current report on Form 8-K filed with the SEC on January 9, 2006;

•	our annual report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 31, 2006;

•	our current report on Form 8-K filed with the SEC on April 7, 2006;

•	the information specifically incorporated by reference into our December 31, 2005 Form 10-K from our definitive proxy statement on Schedule 14A filed with the SEC on May 1, 2006;

•	our quarterly report on Form 10-Q for the quarterly period ended March 31, 2006 filed with the SEC on May 15, 2006;

•	our current report on Form 8-K filed with the SEC on May 22, 2006;

•	our current report on Form 8-K filed with the SEC on June 8, 2006;

•	our current report on Form 8-K filed with the SEC on June 19, 2006;

•	our current report on Form 8-K filed with the SEC on June 28, 2006; and

•	our current report on Form 8-K filed with the SEC on July 3, 2006.

In addition, all filings that we make with the SEC pursuant to the Exchange Act of 1934 after the date of the initial registration statement, of which this prospectus forms a part, and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Investor Relations, Genelabs Technologies, Inc., 505 Penobscot Drive, Redwood City, California 94063, telephone (650) 369-9500.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the common stock being registered. The selling shareholders will not bear any portion of such expenses. All the amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$1,146
Accounting Fees and Expenses	12,000
Legal Fees and Expenses	15,000
Printing and miscellaneous expenses	1,854

Total	$30,000

Item 15.	Indemnification of Directors and Officers.

The Company, as permitted under California law and in accordance with its Bylaws, has entered into agreements with its officers and directors to pay certain expenses, as incurred, and to indemnify them, subject to certain limits, if the officer or director becomes involved in a lawsuit or other proceeding arising from his or her service to the Company. There is no specified termination date for the agreements and the maximum amount of potential future indemnification is unlimited. The Company has a director and officer insurance policy that may enable the Company to recover a portion of any future amounts paid pursuant to the Company’s indemnity obligations. The Company believes the fair value of its obligations under its indemnification commitments is minimal and at present no claims are being asserted against the Company for indemnification under these agreements. Accordingly, the Company has not recognized any liabilities relating to these agreements as of December 31, 2005.

The Securities Purchase Agreement between the registrant and the investors provides for cross-indemnification in connection with registration of the registrant’s common stock on behalf of such investors.

The indemnification provisions noted above may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities arising under the Securities Act of 1933, as amended.

Item 16.	Exhibits.

Exhibit
Number		Exhibits

3	.1(1)	Registrant’s Amended and Restated Articles of Incorporation

3	.2(2)	Registrant’s Certificate of Amendment of Articles of Incorporation

3	.3(3)	Registrant’s Certificate of Amendment of Articles of Incorporation dated December 14, 2005

3	.4(4)	Registrant’s Amended and Restated Bylaws

4	.1(5)	Specimen Certificate for Registrant’s Common Stock

5.1		Opinion of Cooley Godward LLP

10	.1(6)	Form of Securities Purchase Agreement

23.1		Consent of Independent Registered Public Accounting Firm

23.2		Consent of Cooley Godward LLP (included in Exhibit 5.1)

24.1		Power of Attorney (included on the signature pages hereto)

Keys to Exhibits:

(1)	Incorporated by reference from such document filed with the SEC as Exhibit 3.01 to Genelabs’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (Commission File No. 000-19222).

(2)	Incorporated by reference from such document filed with the SEC as Exhibit 3.2 to Genelabs’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (Commission File No. 000-19222).

(3)	Incorporated by reference from such document filed with the SEC as Exhibit 3.03 to Genelabs’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (Commission File No. 000-19222).

(4)	Incorporated by reference from such document filed with the SEC as Exhibit 3.02 to Genelabs’ Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (Commission File No. 000-19222).

(5)	Incorporated by reference from such document filed with the SEC as Exhibit 4.01 to Genelabs’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (Commission File No. 000-19222).

(6)	Incorporated by reference from such document filed with the SEC as Exhibit 10.1 to Genelabs’ Current Report on Form 8-K filed with the SEC on July 3, 2006 (Commission File No. 000-19222).

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(a), (1)(b) and (1)(c) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, on July 17, 2006.

GENELABS TECHNOLOGIES, INC.

By:	/s/ James A.D. Smith
James A.D. Smith,
President and Chief Executive Officer

July 17, 2006

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints James A. D. Smith and Matthew M. Loar, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-K, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ James A.D. Smith James A.D. Smith	President and Chief Executive Officer and Director	July 17, 2006

Principal Financial and Accounting Officer:

/s/ Matthew M. Loar Matthew M. Loar	Chief Financial Officer	July 17, 2006

Additional Directors:

Irene A. Chow	Chairman

/s/ Arthur Gray, Jr. Arthur Gray, Jr.		July 17, 2006

/s/ H. H. Haight H. H. Haight		July 17, 2006

/s/ Alan Y. Kwan Alan Y. Kwan		July 17, 2006

EXHIBIT INDEX

Exhibit
Number		Exhibits

3	.1(1)	Registrant’s Amended and Restated Articles of Incorporation

3	.2(2)	Registrant’s Certificate of Amendment of Articles of Incorporation

3	.3(3)	Registrant’s Certificate of Amendment of Articles of Incorporation dated December 14, 2005

3	.4(4)	Registrant’s Amended and Restated Bylaws

4	.1(5)	Specimen Certificate for Registrant’s Common Stock

5.1		Opinion of Cooley Godward LLP

10	.1(6)	Form of Securities Purchase Agreement

23.1		Consent of Independent Registered Public Accounting Firm

23.2		Consent of Cooley Godward LLP (included in Exhibit 5.1)

24.1		Power of Attorney (included on the signature pages hereto)

Keys to Exhibits:

(1)	Incorporated by reference from such document filed with the SEC as Exhibit 3.01 to Genelabs’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (Commission File No. 000-19222).

(2)	Incorporated by reference from such document filed with the SEC as Exhibit 3.2 to Genelabs’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (Commission File No. 000-19222).

(3)	Incorporated by reference from such document filed with the SEC as Exhibit 3.03 to Genelabs’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (Commission File No. 000-19222).

(4)	Incorporated by reference from such document filed with the SEC as Exhibit 3.02 to Genelabs’ Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (Commission File No. 000-19222).

(5)	Incorporated by reference from such document filed with the SEC as Exhibit 4.01 to Genelabs’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (Commission File No. 000-19222).

(6)	Incorporated by reference from such document filed with the SEC as Exhibit 10.1 to Genelabs’ Current Report on Form 8-K filed with the SEC on July 3, 2006 (Commission File No. 000-19222).